August [8], 2006
Qimonda AG
Gustav-Heinemann-Ring 212
81739 Munich
Germany
Ladies and Gentlemen,
     We are acting as special German counsel to Qimonda AG (“Qimonda”), a German stock corporation, in connection with the proposed offer, issuance and sale of 63,000,000 American Depositary Shares (the “ADSs”), each representing an ownership interest in one ordinary registered share of Qimonda, consisting of (i) 42,000,000 new ordinary registered shares, each with a notional value of EUR 2.00 per share (the “New Shares”) resulting from a capital increase registered with the commercial register on August 8, 2006, (ii) 21,000,000 existing ordinary registered shares, each with a notional value of EUR 2.00 per share, from the holdings of Infineon Technologies AG (“Infineon AG”) and (iii) up to an additional 9,450,000 existing ordinary registered shares, each with a notional value of EUR 2.00 per share, from the holdings of Infineon AG to cover over-allotments (the existing shares referred to under (ii) and (iii) before collectively, the “Old Shares”). In our capacity as such counsel, we are familiar with (i) the proceedings relating to the formation of Qimonda, (ii) the proceedings taken by Qimonda in respect of the issuance of 132,288,975 no par value ordinary shares in connection with the contribution of certain assets to Qimonda by Infineon AG in the course of the carve out of the memory products business of Infineon AG, and (iii) the proceedings taken and proposed to be taken by Qimonda in connection with the issuance of the New Shares.
     This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 filed by Qimonda with the Securities and Exchange Commission on July 21, 2006 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).
• COLOGNE OFFICE: +49 (221) 80040-0 Facsimile +49 (221) 80040-199

Qimonda, p. 2
             In arriving at the opinions expressed below, we have examined and we are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement;

(ii)	the articles of association (Satzung) of Qimonda as in effect on the date hereof;

(iii)	an excerpt from the commercial register (Handelsregister) in Munich, Germany, with respect to Qimonda;

(iv)	the resolution by Qimonda’s shareholders’ meeting of April 25, 2006, relating to a capital increase in the amount of €264,577,950.00 against contribution in kind through the issuance of 132,288,975 no par value ordinary registered shares of Qimonda;

(v)	a copy of the publicly available valuation report by Ernst & Young AG Wirtschaftsprüfungsgesellschaft dated April 26, 2006, relating to the value of the assets to be contributed to Qimonda’s share capital by Infineon AG, as filed with the commercial register in Munich, Germany relating to Qimonda;

(vi)	the resolution by Qimonda’s shareholders’ meeting of July 27, 2006, resolving, inter alia, on the capital increase represented by the New Shares;

(vii)	a copy of the application (the “Application”) for registration of the New Shares, as executed by a member of the board of management of Qimonda, a representative of Qimonda holding a statutory power of attorney (Prokura), and the chairman of Qimonda’s supervisory board; and

(viii)	such other documents and corporate records of Qimonda and such other instruments and certificates of officers and representatives of Qimonda and such other persons as we deemed appropriate as a basis for the opinions expressed below.
              In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:
(i)	The authenticity of all documents submitted to us as originals;

(ii)	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

(iii)	the genuineness of all signatures on all documents submitted to us;

(iv)	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution; and

(v)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the statements made by officers of Qimonda in the Application.

Qimonda, p. 3
     On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
1.	Qimonda is a stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) in Munich, Germany, and validly existing under the laws of Germany.
2.	The Old Shares and the New Shares have been duly authorized by all necessary corporate action and are, and when sold as contemplated by the Registration Statement will be, validly issued, fully paid (which means that the notional value of each of the Old Shares and the New Shares has been fully paid), and non-assessable.
     The foregoing opinion is limited to the laws of Germany and we express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters” on page 107 of the prospectus contained in part 1 of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.
Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:

Dr. Gabriele Apfelbacher, a Partner

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